Exhibit 3.11

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is Firebird Services, LLC

SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation on this 6th day of October, 2023.

By: Corporation Service Company, organizer

By:	/s/ Samantha Goss
Name: Samantha Goss
Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:36 PM 10/06/2023
FILED 05:36 PM 10/06/2023
SR 20233681761 - File Number 2456885